Exhibit 99.1

Sonendo Appoints Raj Pudipeddi to Board of Directors

Former Procter & Gamble and current Align executive brings extensive global business acumen in brand-building and consumer product excellence

LAGUNA HILLS, Calif., Dec. 7, 2021 — Sonendo, Inc. (NYSE: SONX) (“Sonendo”), a leading dental technology company and developer of the GentleWave® System, today announced the appointment of Raj Pudipeddi as a member of its Board of Directors. Raj currently serves as Chief Product and Marketing Officer, Senior Vice President and Managing Director of the Asia Pacific region for Align Technology, a leading global medical device company that designs, manufactures, and sells the Invisalign system of clear aligners, iTero intraoral scanners, and exocad CAD/CAM software for digital orthodontics and restorative dentistry.

“We are delighted to have Raj join our Board of Directors,” said Bjarne Bergheim, president and CEO of Sonendo. “His extensive consumer and marketing expertise, and impressive track record of leading fast-growth teams will be invaluable as we continue to lead the transformation of root canal therapy through our advanced technology platform, the GentleWave System. Raj is a strong addition to our outstanding group of board members, and we look forward to his guidance as we pursue and accelerate our many opportunities for growth.”

An accomplished executive with 27 years of business leadership and brand building experience across consumer goods and telecom industries, Raj joined Align Technology in February 2019, as Senior Vice President and Chief Marketing Officer. He has expanded his responsibility since then and currently leads Align’s global product and marketing teams, in addition to being responsible for the market development and commercial execution of all Align technology products and services in the Asia Pacific region.

“Sonendo’s clinically proven technology presents a great opportunity to help further their presence in the market, connect patients with doctors and educate them about this innovation in dental care,” said Raj Pudipeddi. “Sonendo is a great growth story, and I look forward to supporting and advancing their mission to transform an industry and allow more patients to understand the proven benefits of the GentleWave System in enabling better outcomes and reduced post-operative pain.”

Raj started his career at Procter & Gamble (“P&G”), where he spent 22 years and served in multiple leadership roles in the North American, Latin American and Asia Pacific regions, and across businesses, including P&G’s Oral Care, Home Care, Batteries and Family Care. After P&G, Raj served as the Chief Marketing Officer and Director, Consumer Business at Bharti Airtel — India’s largest telecommunications services provider from February 2017 to May 2018. At Bharti Airtel, Raj was part of the management board and was responsible for driving the Consumer Business, strengthening the Airtel brand and spearheading customer-centric innovations.

Today’s announcement builds upon Sonendo’s announcement of three new board members earlier this month.

ABOUT SONENDO, INC.

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo has developed the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy, and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices. Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

SOURCE Sonendo

SONX-Corp

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MEDIA CONTACT

Havas Formula for Sonendo

sonendo@havasformula.com

INVESTOR CONTACT:

Gilmartin Group

Matt Bacso, CFA

IR@sonendo.com